EXHIBIT 16.1


July 1, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 1,1999, of Computer Associates International, Inc. and are in agreement with the statements contained in paragraphs 2 to 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                       /s/ Ernst & Young LLP